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                                                                     Exhibit 4.3

                          SUBSCRIPTION AGENT AGREEMENT

     This Subscription Agent Agreement (the "Agreement") is made as of May 10, 2001 between Chart House Enterprises, Inc. (the "Company") and EquiServe Trust Company, N.A. as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form S-2 filed by the Company with the Securities and Exchange Commission on March 27, 2001, as amended by any amendment filed with respect thereto (the "Registration Statement").

     WHEREAS, the Company intends to issue (the "Rights Offering") to the holders of record of its outstanding common stock, $.01 par value per share ("Common Stock"), as of a certain record date (the "Record Date"), rights ("Rights") to purchase one share of Series A Preferred Stock, $1.00 par value per share, of the Company (the "Series A Preferred Shares") for a specified number of shares of Common Stock held; and

     WHEREAS, the Company desires the Agent to act on the Company's behalf, and the Agent is willing to so act, in connection with the issuance of the Rights, collection of funds from Rights holders exercising Rights, and issuance and delivery of Series A Preferred Shares upon the exercise of the Rights, all upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. Appointment. The Company hereby appoints the Agent to act as subscription agent in connection with the Rights Offering, including the over printing of subscription certificates evidencing the Rights in the form designated by the Company (the "Subscription Certificates"), in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.  Form and Execution of Subscription Certificates.

     (a) Each Subscription Certificate shall be irrevocable and transferable. The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Stockholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle each holder of record of Common Stock on the Record Date (a "Record Date Stockholder") in whose name it is recorded to the following:

          (1) The right to acquire prior to the Expiration Date (as defined below) a number of Series A Preferred Shares equal to one Series A Preferred Share for every one Right (the "Basic Subscription Privilege"); and

          (2) The right to subscribe for additional Series A Preferred Shares, subject to the availability of such shares and to the allotment of such shares as may be
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available among Record Date Stockholders or transferees who exercise
Over-Subscription Rights on the basis specified in the Prospectus; provided, however, that such Record Date Stockholder or transferee has exercised all of his or her Rights pursuant to the Basic Subscription Privilege (the "Over-Subscription Privilege").

3.  Rights and Issuance of Subscription Certificates.

     (a) Each Subscription Certificate shall evidence the Rights of the Stockholder therein named to purchase Series A Preferred Shares upon the terms and conditions therein and herein set forth.

     (b) Upon the written direction of the Company, signed by any of its duly authorized officers, as of the Record Date, the Agent shall, from a list of the Company's Record Date Stockholders to be prepared by the Agent in its capacity as Agent of the Company, prepare and record Subscription Certificates in the names of the Record Date Stockholders, setting forth the number of Rights to subscribe for the Company's Series A Preferred Shares calculated on the basis of one Right for a specified number of shares of Common Stock recorded on the books in the name of each such Record Date Stockholder. The number of Rights that are issued to Record Date Stockholders or transferees will be rounded up to the nearest whole number, by the Agent, as fractional Rights will not be issued. Each Subscription Certificate shall be dated as of the Record Date.

4. Mailing of Subscription Documents. The Agent and Company agree that the mailing of any and all documents in connection with the Rights Offering shall be according to those terms agreed by the parties at a later date.

5.   Exercise.

     (a) Stockholders may acquire Series A Preferred Shares pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Stockholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the Subscription Price for each Series A Preferred Share subscribed for by exercise of such Rights, in U.S. dollars by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of the Agent.

     (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Company shall designate to the Agent in writing (the "Expiration Date"). Once a holder of Rights has exercised his or her Rights, such exercise may not be revoked or rescinded. For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Corporate Actions Division of the Agent specified in the Prospectus.

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     (c) Notwithstanding the provisions of Section 4(a) and 4(b) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives payment in full for the Series A Preferred Shares purchased by the Stockholder pursuant to his or her Basic Subscription Privilege and Over-Subscription Privilege and a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having a correspondent in the United States guaranteeing delivery of a properly completed and executed Subscription Certificate, then such exercise of Rights pursuant to the Basic Subscription Privilege and Over-Subscription Privilege shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate within three Business Days (as defined below) after the Expiration Date. For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

     (d) As soon as practicable after the Expiration Date (the "Confirmation Date") the Agent shall send to each exercising Stockholder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of Series A Preferred Shares acquired pursuant to the Basic Subscription Privilege, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares, and any excess to be refunded by the Company to such Stockholder in the form of a check and stub, along with a letter explaining the allocation of Series A Preferred Shares pursuant to the Over-Subscription Privilege.

     (e) Any excess payment to be refunded by the Company to a Stockholder will be mailed by the Agent within ten Business Days after the Confirmation Date.
The Agent will not issue or deliver certificates for shares subscribed for until payment in full therefore has been received, including collection of checks.

6. Validity and Form of Subscriptions. All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights pursuant to the Basic Subscription and Over-Subscription Privilege will be determined by the Company, whose determination will be final and binding. The Agent shall examine the Subscription Certificates it receives to ascertain whether they appear to have been completed and executed in accordance with the Prospectus and the instructions included therein. In the event that the Agent determines that the Subscription Certificate does not appear to have been properly completed or executed, or where the Subscription Certificates do not appear to be in proper form for subscription, or any other irregularity in connection with the subscription appears to exist, the Agent will follow its regular procedures to attempt to cause such irregularity to be corrected. The Agent is not authorized to waive any irregularity in connection with the subscription, unless it has received from the Company notification, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in the Subscription Certificate has been cured or waived and that such Subscription Certificate has been accepted by the Company. Subscription Certificates containing irregularities received by the Agent that are not properly waived

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or cured, shall be returned by the Agent to the holder who submitted such
Subscription Certificate along with the funds accompanying such Subscription Certificate. Such return shall be made by either first class mail under a blanket surety bond or insurance protecting the Agent and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Subscription Certificates or by registered mail insured separately for the value of such Subscription Certificates, and shall include a letter of notice to be furnished by the Agent explaining the reasons for the return of the Subscription Certificates and other documents.

7. Over-Subscription. If, after allocation of Series A Preferred Shares to Record Date Stockholders or transferees, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to Stockholders who have exercised all their Rights pursuant to the Basic Subscription Privilege and who wish to acquire more Series A Preferred Shares pursuant to the Over-Subscription Privilege. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions. If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares pro rata to Stockholders exercising the Over-Subscription Privilege in proportion to the number of Series A Preferred Shares the Stockholder purchased pursuant to the Basic Subscription Privilege. The percentage of Remaining Shares each over-subscribing Record Date Stockholder or transferee may acquire shall be rounded up or down to the nearest whole number. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable. A Record Date Stockholder or transferee who is not allocated the full amount of shares that the holder subscribes for pursuant to the Over-Subscription Privilege will receive a refund of the Subscription Price paid by such holder for shares that are not allocated to and purchased by such holder. Such refund will be made by a check mailed by the Subscription Agent.

8. Standby Purchase. The Agent understands that the Series A Preferred Shares not sold by the Company through the exercise of rights in the Basic Subscription or by means of the Over-Subscription Privilege will be purchased by the Standby Purchaser pursuant to the terms of a standby purchase agreement between the Company and the Standby Purchaser. As soon as practicable after the Expiration Date (but not later than 9:00 a.m., New York time, on the day following the Expiration Date), the Agent shall advise the Company and the Standby Purchaser in writing as to the number of Series A Preferred Shares unsubscribed for (and, in the case of the exercise of Rights pursuant to the guaranteed delivery procedures set forth in the Prospectus, such communication shall be confirmed to the Company and the Standby Purchaser by 5:30 P.M., New York time, three New York Stock Exchange trading days after the Expiration Date).

9. Delivery of Certificates. The Agent will deliver (i) certificates representing those Series A Preferred Shares purchased pursuant to exercise of the Basic Subscription Privilege as soon as practicable after the Expiration Date and (ii) certificates representing those Series A Preferred Shares purchased pursuant to exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date.

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10.  Holding Proceeds of Rights Offering.

     (a) All proceeds received by the Agent from Stockholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Company, in a segregated account, in the name of and for the benefit of the Company (the "Account"). No interest shall accrue to stockholders on funds held in the Account pending disbursement in the manner described in Section 4(e) above.

     (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights to the Company as promptly as practicable, but in no event later than five business days after the Confirmation Date.

11. Reports. The Subscription Agent shall deliver daily to the Company a written report showing the following: (i) the number of Rights exercised pursuant to the Basic Subscription Privilege on such day, and the aggregate number of Rights exercised pursuant to the Basic Subscription Privilege through such date; (ii) the amount of funds received on such day in payment of the Subscription Price pursuant to the Basic Subscription Privilege, and the aggregate amount of funds on deposit or invested for the account of the Company from payment of the Subscription Price pursuant to the Basic Subscription Privilege through such date; (iii) the number of Series A Preferred Shares subscribed for on such day pursuant to the Over-Subscription Privilege, and the aggregate number of Series A Preferred Shares subscribed for through such date pursuant to the Over-Subscription Privilege; (iv) the aggregate amount of funds received on such day in payment of the Subscription Price pursuant to the Over-Subscription Privilege, and the aggregate amount of funds on deposit for the account of the Company from payment of the Subscription Price through the Over-Subscription Privilege through such date; and (v) the aggregate number of Series A Preferred Shares that would be allocated to the Standby Purchaser if no further subscriptions were to be received.

12. Loss or Mutilation. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

13. Compensation for Services. The Company agrees to pay to the Agent compensation for its services as such in accordance with its Fee Schedule to act as Agent attached hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

14. Instructions and Indemnification. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

     (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the

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provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

     (b) The Company will indemnify the Agent and its employees and agents against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such employees or agents.

15. Changes in Subscription Certificate. The Agent may, without the consent or concurrence of the Stockholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Stockholders.

16.  Assignment, Delegation.

     (a) Except as provided in Section 15(c) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

     (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

     (c) The Agent may, without further consent on the part of the Company, (i) subcontract for the performance hereof with EquiServe Limited Partnership or
(ii) subcontract with other subcontractors for systems, processing, and telephone and mailing services as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

17. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts.

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18.  Third Party Beneficiaries.  This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

19. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

20. Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, special or incidential damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

21. Severability. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

23. Captions. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify or alter the provisions hereof.

24. Facsimile Signatures. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

25. Confidentiality. The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached Exhibit A shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law; provided, however, that this Agreement and the Exhibits hereto may be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement.

26. Term. This Agreement shall remain in effect until terminated on September 30, 2001 (the "Termination Date") or, prior to the Termination Date, upon 30 days' written notice by either party to the other. Upon termination of the Agreement, the Agent shall retain all canceled Certificates and related documentation as required by applicable law.

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27.  Merger of Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.


EQUISERVE TRUST COMPANY, N.A.        CHART HOUSE ENTERPRISES, INC.



/s/ Laurie Trickett                  /s/ Kenneth R. Posner
-----------------------------        -----------------------------------
Signature                            Signature

Director Corporate Actions           President
-----------------------------        -----------------------------------
Title                                Title

5/10/01                              5/10/01
-----------------------------        -----------------------------------
Date                                 Date


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